Jones, Walker
                           Waechter, Poitevent
                         Carrere & Denegre, L.L.P.



                            December 29, 1997





Superior Energy Services, Inc.
1503 Engineers Road
Belle Chasse, Louisiana 70037

Gentlemen:

     We have acted as counselfor Superior Energy Services, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 800,000 shares (the "Shares") of common stock, $.001 par value for each share, pursuant to the terms of the Amended and Restated Superior Energy Services, Inc. 1995 Stock Incentive Plan (the "Plan").

     Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE,
                                        L.L.P.

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE,
                                        L.L.P.